Exhibit(j)



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for Scudder High Income Fund (comprising Scudder High Yield Series) in the Taxable Income I Prospectus and the Class I Shares Supplement to the Prospectus for Scudder High Income Fund, and "Independent Auditors and Reports to Shareholders," and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 46 to the Registration Statement (Form N-1A, No. 2-60330) of our report dated November 26, 2002 on the financial statements and financial highlights of Scudder High Income Fund included in the Annual Report dated September 30, 2002.


                                                               ERNST & YOUNG LLP

Boston, Massachusetts
January 27, 2003